Exhibit 99.1

GS Financial Corp. Announces Fourth Quarter and Year End Results

Metairie, La., Jan. 28, 2011 – GS Financial Corp. (NASDAQ Global Market: GSLA) (the “Company”), the holding company for Guaranty Savings Bank (“Guaranty”), reported earnings for the quarter ended December 31, 2010 of $699,000, or $0.56 per share basic and diluted, compared with a net loss of $99,000, or ($0.08) per share basic and diluted, for the same period in 2009. Net income for the year ended December 31, 2010 was $407,000, or $0.33 per share basic and diluted, compared with net income of $886,000, or $0.70 per share basic and diluted, for 2009.

President Stephen E. Wessel commented, “We are pleased to report earnings for the fourth quarter resulting in a net profit for the year due to improved business performance.  Our net interest income increased $1.2 million or 14.7% for 2010, and our net interest margin increased by 36 basis points to 3.62% in 2010. This is a direct result of improvements in our deposit mix and a focus on our core lending competencies.

We also made progress towards improving our credit quality and added $500,000 to our loan loss provision in the fourth quarter. While we are not satisfied with the elevated level of non-performing assets, we have made real progress in 2010 despite the soft housing market and slow economy and are encouraged by our core bank earnings. We maintain a strong capital and liquidity profile, credit trends have improved, and core bank earnings are solid. ”

Net interest income for the quarter ended December 31, 2010 was $2.3 million, which represents an increase of $127,000 compared to the quarter ended December 31, 2009. Net interest income increased by $1.2 million to $9.3 million for 2010 compared to $8.1 million for 2009. The increases in net interest income when comparing the quarterly and annual periods ended December 31, 2010 to the same periods in the prior year are primarily due to a decrease in the cost of interest-bearing deposits combined with an increase in the average balance of loans. This was partially offset by a decrease in the average yield on interest-earning assets and an increase in the average balance of interest-bearing deposits.

Interest and dividend income decreased by $229,000, or 6.4%, and interest expense decreased by $356,000, or 26.2%, for the fourth quarter of 2010 compared to the fourth quarter of 2009. For the year ended December 31, 2010, interest and dividend income was $13.7 million, a decrease of $439,000, or 3.1%, from $14.2 million for the year ended December 31, 2009. Interest expense for 2010 was $4.5 million, which represents a decrease of $1.6 million, or 26.7%, when compared to the prior year.

The net interest margin improved by 25 basis points from 3.43% for the three months ended December 31, 2009 to 3.68% for the three months ended December 31, 2010. The net interest margin for the year ended December 31, 2010 improved to 3.62% from 3.26% for the same period in the prior year. The increase in net interest margin for the quarter ended December 31, 2010 compared to the quarter ended December 31, 2009 was primarily attributable to a 53 basis point decrease in the average cost of interest-bearing deposits and a $4.0 million increase in the average balance of loans. This was partially offset by a 34 basis point decrease in the average yield on loans, a 121 basis point decrease in the average yield on mortgage-backed securities, and a $12.3 million increase in the average balance of time deposits. The 36 basis point improvement in the net interest margin when comparing 2009 to the same period in 2010 was primarily due to an 83 basis point decrease in the average cost of interest-bearing deposits and an $11.8 million increase in the average balance of loans. This was partially offset by 39 and 113 basis point decreases in the average yields on loans and mortgage-backed securities, respectively, and a $12.2 million increase in the average balance of time deposits.

Based on the Company’s assessment of its credit risk and the review of adversely classified loans, a provision for loan losses of $500,000 was recorded during the fourth quarter of 2010. During 2010, the Company recorded a total of $2.8 million in provisions for loan losses. The provisions primarily reflected updated collateral values received on impaired loans. The Company recorded a total of $500,000 in loan loss provisions during 2009, $300,000 of which was recorded during the fourth quarter. As of December 31, 2010, the Company’s allowance for losses was $3.7 million, or 34.1% of nonperforming loans and 1.9% of total loans, compared to $2.4 million or 57.2% of nonperforming loans and 1.3% of total loans, at December 31, 2009. The Company believes that the allowance for loan losses recorded as of December 31, 2010 is appropriate to cover the probable losses in its loan portfolio.

Nonperforming assets consists of loans on nonaccrual status, including nonaccrual troubled debt restructurings, and foreclosed assets. The following table sets forth the Company’s nonperforming assets at the dates indicated. The Company did not have loans greater than 90 days delinquent and accruing interest at the dates indicated.

NONPERFORMING ASSETS
	2010		2009
($ in thousands)	December 31	September 30	December 31
Loans Accounted for on a Nonaccrual Basis	$10,765	$11,072	$4,164
Foreclosed Assets	1,358	1,408	2,489
Total Nonperforming Assets	$12,123	$12,480	$6,653
Performing Troubled Debt Restructurings (TDRs)	592	590	-
Select Asset Quality Ratios:
Nonaccrual Loans to Total Loans	5.58%	5.81%	2.22%
Nonperforming Assets to Loans Plus Foreclosed Assets	6.24%	6.50%	3.50%
Nonperforming Assets to Total Assets	4.60%	4.67%	2.45%
Nonperforming Assets and TDRs to Total Assets	4.82%	4.89%	2.45%
Allowance for Loans Losses to Nonperforming Loans	34.10%	36.78%	57.16%
Allowance for Loans Losses to Total Loans	1.90%	2.16%	1.27%

Nonperforming assets increased $5.5 million, or 82.2%, from $6.7 million at December 31, 2009 to $12.1 million at December 31, 2010. A significant portion of the increase in nonperforming loans is attributable to delinquencies on smaller balance loans secured by one-to-four family, residential real estate located in New Orleans, Louisiana, and its neighboring parishes. However, the increase in nonperforming assets from December 31, 2009 to December 31, 2010 is also due to the following significant loan relationships which were placed on nonaccrual status in 2010: a $1.3 million loan secured by a non-owner-occupied, commercial warehouse located in New Orleans, Louisiana; two loans to the same commercial borrower aggregating $882,000 secured by a non-owner-occupied, restaurant building located in New Orleans, Louisiana; a $740,000 loan secured by non-owner-occupied, commercial real estate, located in New Orleans, Louisiana; and two loans aggregating $573,000 to the same commercial borrower which are secured by one parcel of vacant land located in Mandeville, Louisiana, and one parcel of vacant land located in Covington, Louisiana.

Real estate owned decreased by $1.1 million from $2.5 million at December 31, 2009 to $1.4 million at December 31, 2010. This is primarily due to the sale of a multifamily dwelling located in a historic district of New Orleans, Louisiana, which had a cost basis of $756,000 and the sale of a one-to-four family dwelling located in New Orleans, Louisiana, which had a cost basis of $563,000. The Company realized losses on the sale of real estate owned aggregating $6,000 for the year ended December 31, 2010. For the year ended December 31, 2009, the Company realized a net gain of $35,000 on the sale of real estate owned.

As of December 31, 2010, real estate owned included seven one-to-four family dwellings aggregating $1.1 million that are primarily located in New Orleans, Louisiana. Additional properties included in real estate owned as of December 31, 2010, included: two parcels of vacant land located in New Orleans, Louisiana, and one parcel of vacant land located in Abita Springs, Louisiana; one multifamily dwelling located in New Orleans, Louisiana; and a commercial property located in Chalmette, Louisiana.

Noninterest income for the fourth quarter of 2010 was $1.1 million, an increase of $885,000 from $231,000 for the fourth quarter of 2009. For the year ended December 31, 2010, noninterest income increased by $680,000 to $2.0 million from $1.3 million for the prior year. The quarterly and annual increases in noninterest income when comparing the respective periods ended December 31, 2010 and December 31, 2009 were primarily due to the recognition of gains on the sales of investment securities in 2010. The investments sold were primarily US Agency and mortgage-backed securities with longer durations. There was a $128,000 increase in the gains realized on the sales of residential loans in the secondary market when comparing the fourth quarter of 2010 to the same period in 2009. However, the total gains realized on residential loan sales during 2010 decreased by $230,000 when compared to 2009.

Noninterest expense for the fourth quarter of 2010 was $2.0 million, which represents a decrease of approximately $163,000, or 7.6%, from $2.2 million for the fourth quarter of 2009. Noninterest expense for the annual period ended December 31, 2010 increased by $528,000, or 7.0%, to $8.1 million from $7.5 million for the year ended December 31, 2009. Noninterest expense for both the quarterly and annual periods ended December 31, 2010 was negatively impacted by increases in compensation, due to the opening of our Elmwood branch during the fourth quarter of 2009, and occupancy costs, due to the completion of construction on our Manhattan branch’s permanent facility in the fourth quarter of 2010, which was originally opened in 2007 using a temporary building. In addition consulting fees paid in conjunction with the modification of $24.6 million of the Company’s outstanding FHLB advances, legal costs associated with additional collection activity, and taxes and insurance on foreclosed assets increased noninterest expense during 2010 when compared to 2009. Noninterest expense for the fourth quarter of 2009 included impairment losses on real estate owned of $375,000. There were no impairment losses on real estate owned recorded during the fourth quarter of 2010. For the year ended December 31, 2010, the Bank recorded aggregate impairment losses of $425,000 on real estate owned, which represents a decrease of $11,000 when compared to the prior year.

FORWARD-LOOKING INFORMATION

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area, changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

GS Financial Corp.
Condensed Consolidated Statements of Financial Condition

	December 31, 2010	December 31, 2009
($ in thousands)	(Unaudited)	(Audited)
ASSETS
Cash & Amounts Due from Depository Institutions	$4,270	$7,158
Interest-Bearing Deposits in Other Banks	5,267	9,293
Federal Funds Sold	717	3,284
Securities Available-for-Sale, at Fair Value	48,308	50,455
Loans, Net	189,229	185,500
Accrued Interest Receivable	1,498	1,518
Other Real Estate	1,358	2,489
Premises & Equipment, Net	6,819	5,934
Stock in Federal Home Loan Bank, at Cost	1,702	2,354
Real Estate Held-for-Investment, Net	418	427
Other Assets	4,225	3,192
Total Assets	$263,811	$271,604

LIABILITIES
Deposits
Noninterest-Bearing	$15,696	$14,812
Interest-Bearing	183,060	186,681
Total Deposits	198,756	201,493
Advance Payments by Borrowers for Taxes and Insurance	223	249
FHLB Advances	35,398	40,512
Other Liabilities	1,744	1,329
Total Liabilities	236,121	243,583

STOCKHOLDERS' EQUITY
Common Stock - $.01 Par Value	$34	$34
Additional Paid-in Capital	34,541	34,550
Unearned RRP Trust Stock	(105)	(132)
Treasury Stock	(32,449)	(32,449)
Retained Earnings	25,685	25,780
Accumulated Other Comprehensive Income	(16)	238
Total Stockholders' Equity	27,690	28,021
Total Liabilities & Stockholders' Equity	$263,811	$271,604

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
($ in thousands, except per share data)	2010	2009	2010	2009
Interest and Dividend Income	$3,332	$3,561	$13,720	$14,159
Interest Expense	1,004	1,360	4,459	6,084

Net Interest Income	2,328	2,201	9,261	8,075
Provision for Loan Losses	500	300	2,800	500

Net Interest Income after Provision for Loan Losses	1,828	1,901	6,461	7,575

Noninterest Income	1,116	231	2,010	1,330
Noninterest Expense	1,989	2,152	8,057	7,529

Income (Loss) Before Income Tax Expense	955	(20)	414	1,376

Income Tax Expense	256	79	7	490
Net Income (Loss)	$699	$(99)	$407	$886
Earnings (Loss) Per Share - Basic	$0.56	$(0.08)	$0.33	$0.70
Earnings (Loss) Per Share - Diluted	$0.56	$(0.08)	$0.33	$0.70

Key Ratios:
Return on Average Assets1	1.04%	-0.15%	0.15%	0.34%
Return on Average Stockholders' Equity1	9.77%	-1.39%	1.43%	3.13%
Net Interest Margin1	3.68%	3.43%	3.62%	3.26%
Average Loans to Average Deposits	95.38%	94.70%	94.28%	97.37%
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities	115.66%	112.89%	113.51%	113.13%
Efficiency Ratio	57.78%	88.52%	71.48%	80.06%
Noninterest Expense to Average Assets1	2.96%	3.18%	2.97%	2.89%
Stockholders' Equity to Total Assets	10.50%	10.32%	10.50%	10.32%
1Annualized

Contact:  Stephen F. Theriot, Chief Financial Officer
                (504) 883-5528